Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bond Laboratories, Inc.

We hereby consent to the use in the Registration Statement on Form SB-2 of Bond Laboratories, Inc. and the related Prospectus of our report dated August 24, 2006, relating to our audits of the balance sheet of Bond Laboratories, Inc. (the “Company”) as of December 31, 2005 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity (deficiency) and cash flows for the period since July 26, 2005, (Inception), ended December 31, 2005 which appears in this Registration Statement. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ Jewett Schwartz & Associates.
Jewett Schwartz & Associates.

Hollywood, Florida

November 22, 2006